                                     EXHIBIT 23.2


                                  CONSENT OF COUNSEL

     Dunn Swan & Cunningham, A Professional Corporation, hereby consents to the use of its name under the heading "Legal Matters" in the Prospectuses constituting part of this Registration Statement.


                                           DUNN SWAN & CUNNINGHAM
                                           A Professional Corporation

Oklahoma City, Oklahoma
December 29, 1998